EXHIBIT 10.42
Genesis Microchip Inc.
Executive Bonus Plan — Fiscal Year 2007
Adopted June 10, 2006
(1) General Purpose: This Executive Bonus Plan—Fiscal Year 2007 (this “Plan” or “Executive Bonus Plan”) is designed to provide incentive and motivation to the Executive Staff of Genesis Microchip Inc. (the “Company”) to achieve the Company’s financial and operational plans.
(2) Duration: The Company’s fiscal year 2007 commences on April 1, 2006 and ends on March 31, 2007. The Plan will be in effect from April 1, 2006 through March 31, 2007 (the “Bonus Period”), subject to the payment of the bonuses after fiscal year end as described in Section 8 below, and will be based on the full fiscal year 2007 financial and operational results of the Company.
(3) Eligibility: This Plan covers the Chief Executive Officer (“CEO”) and the members of his Executive Staff. Eligible executives are those persons who are members of the CEO’s Executive Staff on or before December 31, 2006, and are employed by the Company at the time of the bonus payment (the “Eligible Executives”). Any Eligible Executive who joins the Executive Staff after the beginning of the Bonus Period but before December 31, 2006 will receive a prorated bonus, based upon his/her length of service during fiscal year 2007, provided that said Eligible Executive remains employed by the Company at the time of the bonus payment.
(4) Bonus Pool: If the Company meets or surpasses certain minimum financial targets under its fiscal year 2007 operating plan (the “Operating Plan”), a bonus pool will be established under this Plan. Specifically, these minimum targets are (a) 90% of the Operating Plan revenue, and (b) 90% of the Operating Plan non-GAAP operating income. Both (a) and (b) must be achieved in order for a bonus pool to be established under this Plan.
(5) Calculation of Bonus: In the event a bonus pool is established under this Plan, Eligible Executives are eligible for bonuses expressed in the tables below as a percentage of annual base salary. Each Eligible Executive’s bonus will be calculated on the basis of two components:
(I)	FINANCIAL COMPONENT. This component is based on the Company’s financial performance relative to the Operating Plan. This component will be weighted 75% towards non-GAAP operating income and 25% towards revenue achievement. For purposes of this calculation, non-GAAP operating income may be adjusted for unusual items (such as mergers and acquisitions) as determined by the CEO and Chief Financial Officer, and as approved by the Board of Directors. An Eligible Executive may earn a bonus up to the percentage of his/her salary set forth below, depending on the Company’s financial performance relative to the Operating Plan.

FINANCIAL COMPONENT BONUS AMOUNTS

Operating Plan Performance	<90%	90%	100%	110%
CEO	0%	12.5%	25%	50%
Sr. VP, WW Sales	0%	9.375%	18.75%	37.5%
Other Sr. VPs and EVP	0%	6.25%	12.5%	25%
All Other VPs*	0%	5%	10%	20%

Corporate financial performance levels that fall between any two Operating Plan target levels will be paid at the lower of the two targets. In the event that corporate financial achievement exceeds 110% of the Operating Plan, the Board of Directors may, in its sole discretion, make additional bonus payments greater than the target bonus percentages set forth in the table above, subject to the limitation on aggregate bonus payments set forth in Section 6.
(II) MBO COMPONENT. This is a management-by-objective (“MBO”) component that will be based on the Eligible Executive’s MBO performance. An Eligible Executive may earn a bonus up to the percentage of his/her salary set forth below, depending on MBO performance.
MBO COMPONENT BONUS AMOUNTS

Operating Plan
Performance	<90%	90%	100%	110%
CEO	0%	25%	25%	50%
Sr. VP WW Sales	0%	18.75%	18.75%	37.5%
Sr. VPs and EVP	0%	12.5%	12.5%	25%
All Other VPs*	0%	10%	10%	20%

*	Includes VPs on Executive Staff only.

(6) Plan Limitations: The total potential bonus amounts, based on the two components set forth in Section 5 above, are as follows.
TOTAL POTENTIAL BONUS AMOUNTS

Operating Plan
Performance	<90%	90%	100%	110%
CEO	0%	37.5%	50%	100%
Sr. VP WW Sales	0%	28.125%	37.5%	75%
Sr. VPs and EVP	0%	18.75%	25%	50%
Other VPs	0%	15%	20%	40%

The aggregate amount of bonus payments under this Plan, when combined with the non-executive Employee Corporate Bonus Plan: (a) shall not exceed 15% of the Company’s non-GAAP operating income before the bonus expense for fiscal year 2007, and (b) may not cause the Company’s non-GAAP net income to become a net loss for fiscal year 2007 or any individual quarter during fiscal year 2007. Notwithstanding anything to the contrary herein, the Board of Directors shall have the discretion to reduce payments under this Plan so that such payments do not cause the combined bonus plan payments to exceed the limitations described above.
(7) Discretion of the CEO: The CEO shall have discretion to adjust any Eligible Executive’s bonus determined under the plan by +/- 15%, subject to the limitations set forth in Section 6. Final bonus amounts for all Eligible Executives, including the CEO, must be approved by the Board of Directors.
(8) Approval and Payments: The Board of Directors must pre-approve all payments under this Plan. Bonus payments will be paid 15 days after the Company’s filing of its fiscal year 2007 Annual Report on Form 10-K with the Securities and Exchange Commission. An Eligible Executive must be employed with the Company at the time of payment to receive a bonus payment hereunder. All payments will be made in the currency in which the Eligible Executive is regularly paid.
(9) Plan Modifications: This Plan will terminate at the end of fiscal year 2007 unless it is re-authorized by the Board of Directors. The Board of Directors, in its sole discretion, may make any changes to the Plan it deems appropriate for future bonus periods once the current Bonus Period is complete. The Board of Directors, in its sole discretion, may modify the fiscal year 2007 corporate financial targets in the event of a merger or acquisition.
(10) Plan Administration; General Terms and Conditions: The administrator of this Plan is the Board of Directors, which has sole and exclusive authority to interpret the Plan and adopt such rules and regulations for carrying out the Plan as it deems necessary and appropriate. Decisions by the Board of Directors are final and binding on all parties to the maximum extent allowed by law.
Amounts to be paid under this Plan are to be paid from the general funds of the Company. Nothing in this Plan shall be construed to create a trust or establish any evidence of any Eligible Executive’s claim of any right to payment other than as an unsecured general creditor of the Company.
All payments under this Plan shall be subject to the satisfaction of applicable federal, state or local income tax withholding requirements and to any employment tax withholding requirements.
Nothing in this Plan shall interfere with or limit in any way the right of the Company, or the right of any Eligible Executive, to terminate the employment or service relationship with the Company at any time, with or without cause.
No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.
This Plan will be construed, administered and governed in all respects in accordance with the laws of the State of California.
In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal and invalid provision had not been included.

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